                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )*

                             THE ALPINE GROUP, INC.
                                (NAME OF ISSUER)

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)


                                    020825105
                                 (CUSIP NUMBER)

                      ALEXANDRA INVESTMENT MANAGEMENT, LLC
                              MIKHAIL A. FILIMONOV
                                DIMITRI SOGOLOFF
                                767 THIRD AVENUE
                                   39TH FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 301-1800
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)

                                   COPIES TO:

                            THOMAS MORE GRIFFIN, ESQ.
              GIBBONS, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE, P.C.
                           ONE PENN PLAZA, 37TH FLOOR
                            NEW YORK, NEW YORK 10119

                                 (212) 649-4700

                               SEPTEMBER 25, 2003
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

                        IF THE FILING PERSON HAS FILED A
        STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE
             SUBJECT OF THIS SCHEDULE 13D/A, IS FILING THIS SCHEDULE
         BECAUSE OF RULE 13D-1(b)(3) OR (4) CHECK THE FOLLOWING BOX [ ]


                                                               Page 1 of__ pages

                                 SCHEDULE 13D/A

CUSIP NO. 004325205                                                                               PAGE 2 OF ___ PAGES
----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON

           Alexandra Investment Management, LLC

----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                              (a)     [ ]
                                                                                          (b)     [ ]
----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           AF, OO
----------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                                        [ ]
           REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

----------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
----------------------------------------------------------------------------------------------------------------------
                               7        SOLE VOTING POWER

                                             0 shares
NUMBER OF                               ------------------------------------------------------------------------------
SHARES                         8        SHARED VOTING POWER
BENEFICIALLY
OWNED BY                                ------------------------------------------------------------------------------
EACH                           9        SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                                  0 shares
                                        ------------------------------------------------------------------------------
                              10        SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

                    0 shares

----------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*
                                                                                                  [ ]
----------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%

----------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IA, CO


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                             -----------------------

                                 SCHEDULE 13D/A

CUSIP NO. 004325205                                                                               PAGE 3 OF ___ PAGES
----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON

           Mikhail A. Filimonov

----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)    [ ]
                                                                                           (b)    [ ]
----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           AF, OO
----------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                                        [ ]
           REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

----------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
----------------------------------------------------------------------------------------------------------------------
                               7        SOLE VOTING POWER

                                        ------------------------------------------------------------------------------
NUMBER OF                      8        SHARED VOTING POWER
SHARES                                                                  0 shares
BENEFICIALLY
OWNED BY                                ------------------------------------------------------------------------------
REPORTING                      9        SOLE DISPOSITIVE POWER
PERSON WITH
                                        ------------------------------------------------------------------------------
                              10        SHARED DISPOSITIVE POWER

                                                 0 shares
----------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

                    0 shares

----------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*
                                                                                                  [ ]
----------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%

----------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN


                      * SEE INSTRUCTIONS BEFORE FILLING OUT
-----------------------

                                 SCHEDULE 13D/A

CUSIP NO. 004325205                                                                               PAGE 4 OF ___ PAGES
----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON


           Dimitri Sogoloff

----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                              (a)      [ ]
                                                                                          (b)      [ ]
----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           AF, OO
----------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                                         [ ]
           REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

----------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
----------------------------------------------------------------------------------------------------------------------
                               7        SOLE VOTING POWER


                                        ------------------------------------------------------------------------------
NUMBER OF                      8        SHARED VOTING POWER
SHARES
BENEFICIALLY                                  0 shares
OWNED BY
REPORTING                               ------------------------------------------------------------------------------
PERSON WITH                    9        SOLE DISPOSITIVE POWER

                                        ------------------------------------------------------------------------------
                              10        SHARED DISPOSITIVE POWER

                                              0 shares
----------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

                    0 shares

----------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*
                                                                                                     [ ]
----------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%

----------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------

** Shares reported herein are also beneficially owned by order reporting persons. See Item 5.

ITEM 1.  SECURITY AND ISSUER.
         -------------------

         This Amendment No. 4 to Schedule 13D relates to the shares of Common Stock, $0.10 par value per share (the "Common Stock") of The Alpine Group, Inc., Delaware corporation (the "Company"). The principal executive office of the Company is located at One Meadowlands Plaza, East Rutherford, New Jersey 07073.

         This Amendment No. 4 to Schedule 13D is being filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act). The Schedule 13D was originally filed on May 28, 1997.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
         -------------------------------------------------

         On September 15, 2003, the Adviser exchanged 2,090,791 shares of Common Stock of the Company for 6% Junior Subordinated Notes of the Company representing all shares of Common Stock owned by the Adviser. The exchange was made pursuant to the Company's exchange offer dated June 23, 2003 made to all stockholders of the Company. The exchange offer, as extended, expired on August 4, 2003.

ITEM 4.  PURPOSE OF TRANSACTION.
         ----------------------

         On September 15, 2003, the Adviser exchanged 2,090,791 shares of Common Stock of the Company for 6% Junior Subordinated Notes of the Company representing all shares of Common Stock owned by the Adviser. The exchange was made pursuant to the Company's exchange offer dated June 23, 2003 made to all stockholders of the Company. The exchange offer, as extended, expired on August 4, 2003.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.
         ------------------------------------

         (a) As of the date hereof, the Adviser owns no shares of Common Stock.

         (b) Not applicable.

         (c) The Adviser exchanged all 2,090,791 shares of Common Stock for 6% Junior Subordinated Notes of the Company pursuant to the exchange offer.

         (d) No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock, other than the Reporting Persons.

         (e) Not applicable.

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: September ____, 2003

                                              ALEXANDRA INVESTMENT
                                              MANAGEMENT, LLC



                                          By: /s/ Mikhail A. Filimonov
                                              ----------------------------------
                                              Mikhail A. Filimonov, Chairman,
                                              Chief Executive Officer and Chief
                                              Investment Officer

                                              /s/ Mikhail A. Filimonov
                                              ----------------------------------
                                              MIKHAIL A. FILIMONOV


                                              /s/ Dimitri Sogoloff
                                              ----------------------------------
                                              DIMITRI SOGOLOFF